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                                                                   Exhibit 10.12

                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

                              _______________________


                                     BETWEEN

               FINOVA CAPITAL CORPORATION, a Delaware corporation

                                   ("SELLER")


                                       AND

            FIRST STATES GROUP, L.P., a Delaware limited partnership

                                  ("PURCHASER")


                                January 24, 2003

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                                                                  EXECUTION COPY

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 24/th/ day of January, 2003 between FINOVA CAPITAL CORPORATION, a Delaware corporation (a successor-in-interest to Greyhound Leasing and Financial Corporation, a Delaware corporation) ("Seller") and FIRST STATES GROUP, L.P., a Delaware limited partnership ("Purchaser").

                              Preliminary Statement

     WHEREAS, Seller is the owner of (i) the fee estate in that certain real property described in Exhibits A-1 through A-9 and Part-I of Exhibit A-10 annexed hereto and made a part hereof (collectively, the "Fee Interest") and the leasehold estate in that certain real property described in Part II of Exhibit A-10 annexed hereto and made a part hereof (the "Ground Lease Interest") (the Fee Interest and the Ground Lease Interest are hereinafter collectively referred to as the "Land"), and (ii) the fee interest in (a) all buildings, improvements and structures now or hereafter located on the Land (the "Improvements") and (b) certain equipment and fixtures attached thereto including the items specified on Exhibit B-1 but excluding the items specified on Exhibit B-2 (the "Equipment") (the Land, the Improvements and the Equipment are hereinafter collectively referred to as the "Property"); and

     WHEREAS, the Land and the Improvements are subject to the terms and conditions of that certain lease with Branch Banking and Trust Company (Lessee"), more particularly described in Exhibit C attached hereto (the "Lease") and made a part hereof; and

     WHEREAS, Seller issued notes to Lender (as defined in Exhibit D) in the original principal amount of $15,635,468.76 (the "Notes") and encumbered the Property with a mortgage (the "Mortgage") and entered into other agreements (the "Other Loan Documents") as security for the Notes (the Notes, the Mortgage and the Other Loan Documents are collectively referred to as the "Debt Documents" and are more particularly described in Exhibit D annexed hereto);

     WHEREAS, as of the date hereof the outstanding principal balance of the Notes is $3,059,654.49 (the "Debt"); and

     WHEREAS, Seller desires to convey all of its right, title and interest in and to the Property and to assign the Debt and its obligations under the Debt Documents to Purchaser, and Purchaser desires to purchase Seller's right, title and interest in and to the Property and to assume the Debt and Seller's obligations under the Debt Documents.

     NOW, THEREFORE, for and in consideration of the premises and the mutual representations, warranties and covenants contained herein and other valuable consideration, the

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receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

        1. Purchase and Sale of the Property. On the Closing Date and subject to the terms and conditions of this Agreement, Seller shall sell, assign and convey, the Property on the terms and conditions provided in this Agreement.

        2. Assignment and Assumption Agreement. On the Closing Date and subject to the terms and conditions of this Agreement, Seller and Purchaser shall enter into an assignment and assumption agreement pursuant to which (i) Seller shall assign to Purchaser all of Seller's right, title and interest in and to, and Purchaser shall assume all of Seller's obligations under, the Lease and the Debt Documents (the Lease and the Debt Documents are hereinafter collectively referred to as the "Operative Documents"); (ii) Seller shall indemnify and hold harmless Purchaser from and against all actions, claims, suits, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses arising out of or incident to the obligations assigned to Purchaser and arising prior to the date of such assignment; and (iii) Purchaser shall indemnify and hold harmless Seller from and against all actions, claims, suits, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses arising out of or incident to the obligations assumed by Purchaser and arising subsequent to the date of such assignment.

        3. Purchase Price. Purchaser agrees to pay, and Seller agrees to accept, as the purchase price for the Property, the amount of Eighteen Million Two Hundred Twenty-Five Thousand and 00/100 Dollars ($18,225,000.00) (the "Purchase Price"). The Purchase Price shall be paid by Purchaser as follows:

              (i) Upon execution of this Agreement, Purchaser shall deposit with Chicago Title Insurance Company (the "Title Company"), as escrow agent, the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the "Deposit").

              (ii) On the Closing Date, Purchaser shall pay or shall cause the Title Company to pay to Seller the Deposit plus the balance of the Purchase Price in the amount of Seventeen Million Nine Hundred Seventy-Five Thousand and 00/100 Dollars ($17,975,000.00) in immediately available funds by wire transfer to an account designated by Seller.

              (iii) The Purchase Price shall be increased by the amount of $3,750 per day ("Per Diem Increase"), starting on February 18, 2003, and ending on (x) the Closing Date or (y) such other day (whether prior to, or after, the Closing Date) that this transaction closes.

        4. The Deposit. The Deposit shall be deposited by the Title Company in an interest bearing account and the interest shall be payable to whichever party is entitled to receive the Deposit. The Deposit shall be non-refundable and earned by the Seller at the expiration of the Inspection Period. Notwithstanding anything in this Agreement to the contrary, the Deposit shall be refundable to Purchaser only if (i) Seller fails to remove or cure a Title Objection and Purchaser elects to terminate this Agreement in accordance with Section 7(a)(ii) hereof or (ii) Seller fails to satisfy (and Purchaser elects not to waive) a condition to close pursuant to Section 13 (a)(i) and (ii) hereof.

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          5. "As-Is". Purchaser accepts the Property "AS-IS," "WHERE IS," with all faults and defects as of the date hereof and the Closing Date, subject to the Inspection Period under Section 7 hereof and except as otherwise expressly provided in this Agreement. Purchaser represents that it is relying solely upon its inspection of the Property, if any, for all purposes whatsoever including, without limitation, the determination of the character, size (including quantity of acreage), condition (whether environmental or otherwise), accessibility, compliance with applicable laws, state of repair and title and zoning, except as expressly set forth in this Agreement. Purchaser acknowledges that there have been no representations, warranties, guaranties, statements or information of any kind, express or implied (including, but not limited to, implied warranties of merchantability and fitness for a particular purpose), made or furnished to Purchaser by Seller or any of its employees or agents, except as expressly set forth herein. This Section 5 shall survive the termination of this Agreement or the Closing.

          6. Environmental. Seller makes no representations or warranties to Purchaser that the Property is now or will be through the Closing Date in compliance with applicable federal, state, regional, county or local laws, statutes, rules, regulations or ordinances, concerning the environmental condition of the Property. This Section 6 shall survive the termination of this Agreement or the Closing.

          7. Approvals and Conditions; Indemnity.

          (a) The obligations of Seller and Purchaser under this Agreement shall be subject to and contingent upon satisfaction of the following conditions, which conditions, if not satisfied or waived as hereinafter provided, shall entitle Seller or Purchaser, as the case may be, to terminate this Agreement in accordance with and within the time periods set forth in this
Section 7:

          (i) Review of Documentation Relating to the Property; Physical Inspection. Within five (5) business days of Purchaser's written request to Seller, Seller shall provide Purchaser with copies of all requested documentation concerning the Property which is in Seller's possession or control, including without limitation, any existing title policies covering Seller's interest in the Property, if any, surveys of the Land, if any, and the Lease and Seller shall continue to cooperate with Purchaser in providing information and documents to assist in Purchaser's investigation of the Property. Purchaser shall have until March 14, 2003 (the "Inspection Period") at its sole cost, to review the documentation and the physical and environmental condition of the Property as Purchaser deems necessary or appropriate subject to the rights of Lessee. Seller agrees to use good faith efforts to facilitate Purchaser's review of the documentation relating to the Property. Seller covenants and agrees to send Lessee the letter in the form attached hereto as Exhibit G, however Purchaser acknowledges that Lessee is not obligated under the terms of the Lease to comply and/or respond to such Letter. Purchaser further agrees that Lessee's compliance and/or response to such letter shall not be a condition to Closing. Purchaser shall have until the end of the Inspection Period to approve or disapprove, as determined by Purchaser in Purchaser's sole discretion, of

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                the documentation and/or the physical and environmental
                condition of the Property, and, in the case of disapproval, to terminate this Agreement, by delivering a written notice to Seller before the expiration of the Inspection Period. If Seller does not receive a written notice of disapproval from Purchaser before the end of the Inspection Period, Purchaser shall be deemed to have approved the documentation and the physical and environmental condition of the Property and all other matters relating thereto. Purchaser agrees to provide Seller with copies of all third party reports (including, but not limited to environmental reports and site assessments) Purchaser has received regarding the Property.

          (ii) Approval of Title and Survey. Purchaser shall be entitled to obtain (A) commitment for an owner's policy of title insurance (the "Commitment") issued by the Title Company pursuant to which the Title Company commits to issue an owner's policy of title insurance (A.L.T.A. Policy Form B - 1990) for the Land and the Property in the amount of the Purchase Price (the "Title Policy") and (B) a survey(s) of the land ("Survey") in form acceptable to Purchaser and Title Company. During the Inspection Period, Purchaser shall have the opportunity review the condition of title and the Survey. At any time prior to the expiration of the Inspection Period, Purchaser may disapprove any exceptions to title and any matters negatively affecting title that are shown on the Survey ("Title Objection"), other than those listed on Exhibit E attached hereto and made a part hereof (the "Permitted Exceptions") by delivering written notice of disapproval to Seller ("Disapproval Notice"). Seller, at its option, shall have fifteen (15) days, from and after delivery of Purchaser's Disapproval Notice, to agree to remove or cure the Title Objection. If Seller agrees to remove or cure the Title Objection, the Closing Date shall be adjourned by no more than twenty (20) days or such longer period as is reasonably necessary to remove or cure the Title Objection ("Cure Period"). The Per Diem Increase shall continue during the Cure Period, unless the cure or removal of the Title Objection, the payment of the Purchase Price by Purchaser and the delivery of the Closing Documents to the respective parties are the only conditions to Closing that have not been satisfied or waived by either party. If Seller does not agree to remove or cure the Title Objection, then Purchaser may elect to waive the Title Objection and close on the Closing Date or terminate this Agreement in accordance with this Section 7. In the event Seller does not receive a written Disapproval Notice from Purchaser prior to the end of the Inspection Period, Purchaser shall be deemed to have approved the condition of title and Survey.

          (iii) Gap Notice. Purchaser may, at or prior to Closing, notify Seller in writing (the "Gap Notice") of any objections to title (x) raised by the Title Company between the expiration of the Inspection Period and the Closing and that have been recorded on the land records after the expiration of the Inspection Period or (y) known to Seller and not otherwise disclosed to the Title Company or Purchaser. If Purchaser sends a Gap Notice to Seller,

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                Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Disapproval Notice in accordance with the provisions of this Section 7(a)(ii).

          (iv) Required Notices and Consents. Seller shall have until the end of the Inspection Period to furnish Purchaser with evidence that Seller has complied with any and all notice and/or consent requirements set forth in the Operative Documents and any other documents executed in connection therewith.

          (b)   Termination. If this Agreement is terminated pursuant to this
Section 7, the Deposit shall be refunded to Purchaser, and Purchaser shall return to Seller or destroy on behalf of Seller and provide Seller with confirmation of such destruction, all documents delivered by Seller to Purchaser pursuant to this Agreement. Upon completion of all of the foregoing, this Agreement shall be deemed terminated and no party shall have any further rights against or obligations to the other parties hereunder, except as to those obligations which are expressly stated to survive the termination of this Agreement or the Closing.

          (c) Indemnity. Purchaser shall indemnify and hold harmless Seller from and against any and all liability, loss, cost and expense (including, without limitation, reasonable attorneys' fees) arising from any action by Purchaser or any of its agents, employees or contractors in connection with any entry onto the Property and/or any physical inspection of the Property. Purchaser shall comply with all laws, rules and regulations of any governmental authority and obtain all licenses and permits required in connection with the aforementioned activities. This provision shall survive the termination of this Agreement or the Closing.

          (d)   Inspections.

                (i) If Purchaser elects to conduct intrusive environmental or structural inspections (e.g., subsurface sampling), Purchaser agrees to, independent of the outcome of the proposed sale, (i) select a qualified third party consultant reasonably acceptable to Seller (ii) make arrangements with Seller for a representative of Seller to be present during such intrusive inspections, (iii) promptly upon Purchaser's receipt of such information, advise Seller of any environmental or structural matters discovered during the course of such inspection, (iv) treat such information as confidential (v) provide Seller a copy of any associated analytical data and reports resulting from the inspection whether or not the transaction contemplated hereunder actually closes and (vi) promptly return the Property to its condition prior to the inspection and to remove from the Property any waste material, debris or equipment used in or resulting from such inspection.

                (ii) Prior to conducting any activity at the Property beyond visual inspection, Purchaser shall provide Seller with evidence of general liability, auto liability, and worker's compensation insurance. Any environmental professionals or other contractors working on the premises at Buyer's request shall also provide Seller with evidence of general liability, professional liability, auto liability, and worker's compensation insurance. All such insurance shall be at a limit not less than $1,000,000 per occurrence, name Seller as an additional insured and provide Seller with ten (10) days notice of cancellation.

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          8.  Prorations. The following adjustment to the Purchase Price shall be made at the Closing by proration of the amounts as specified below:

          (a) Rent. Rent under the Lease shall be prorated as of the Closing Date, with Seller being entitled to the rent accruing through and including the day prior to the Closing Date.

          (b) Debt. Payments of the Debt due under the Debt Documents shall be prorated as of the Closing Date, with Seller making the payments accruing through and including the day prior to the Closing Date.

          (c) Approval of Prorations. At least one (1) business day prior to the Closing Date, the parties hereto shall agree upon the prorations to be made and submit a statement to the Title Company, as escrow agent setting forth the same. All prorations are considered final as of the Closing date.

          9.  Remedies on Default.

          (a) Default by Purchaser. If Closing fails to occur by reason of a default by Purchaser, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the Purchaser's default under this Agreement; it being agreed between the parties hereto that the actual damages to Seller in the event of such default are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

          (b) Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser's default, Purchaser shall be entitled to terminate this Agreement and receive the return of the Deposit or to seek specific performance of this Agreement by Seller.

          10. Insurance; Casualty or Condemnation. In the event of any damage to the Property by fire or other casualty, or in the event Seller shall receive notice of any taking or any threatened taking of all or any material portion of the Property, this Agreement shall nevertheless remain in full force and effect, without any adjournment of the Closing Date and without any adjustment to the Purchase Price. Seller shall assign to Purchaser all of its rights in and to any interest they may have to the proceeds payable by any party to Seller, if any, as a result of such a casualty or condemnation affecting of the Property, respectively, together with all rights held by it under the Lease.

          11. Representations, Warranties and Covenants of Purchaser. Purchaser represents, warrants and covenants to Seller as of the Closing Date as follows:

          (a) Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and if required by applicable law, each of Purchaser's Assignees acquiring all or any portion of Seller's interest in the Land or the Property shall be duly organized and validly existing and duly qualified as a foreign entity in each state in which the Land is located and each jurisdiction where the nature of its business or the character of its properties requires such qualification;

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          (b)   Purchaser has all requisite power and authority to carry on its business and to execute and deliver this Agreement and each of the Closing Documents (as hereinafter defined) and to perform its obligations under this Agreement and each of the Closing Documents;

          (c) this Agreement has been duly authorized by all necessary actions, duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms except as the enforcement may be limited by (i) the effect of the laws and judicial decisions of the State of North Carolina, (ii) the discretion of any court or governmental or public body, authority, bureau or agency before which any proceeding may be brought or (iii) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally;

          (d) to the best of Purchaser's Knowledge, without inquiry, there is no action, suit or proceeding pending or to the best of Purchaser's Knowledge threatened against or affecting Purchaser in any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau or instrumentality which would have any effect on Purchaser's ability to execute and perform its obligations under this Agreement;

          (e) Purchaser has not dealt with any real estate broker in the negotiations of the transactions contemplated by this Agreement except as set forth herein;

          (f) Purchaser has disclosed to Seller that Purchaser has dealt only with Gelcor Realty, Inc. as a broker in connection with purchasing the transaction described herein and Purchaser hereby covenants that all obligations in connection with such broker, including the payment of all fees, shall be the sole responsibility of Purchaser.

          (g) Purchaser shall comply with all the requirements, representations, covenants and negative covenants contained in the Operative Documents;

          (h) Purchaser has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar or other relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator for all or any substantial part of its properties; and

          (i) Purchaser acknowledges that the Lease is a triple net lease and Tenant has all responsibilities with respect to operating and maintaining the Property.

For purposes of this Section 11, "Knowledge" shall mean the actual knowledge of Sonya A. Huffman and Edward J. Matey, Jr., both Senior Vice-Presidents of Purchaser.

          12. Representations, Warranties and Covenants of Seller. Seller represents, warrants and covenants to Purchaser as of the Closing Date as follows:

          (a) Seller has all requisite power and authority to carry on its business and to perform its obligations under this Agreement and each of the other Closing Documents;

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        (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business and to execute and deliver this Agreement and each of the other Closing Documents;

        (c) this Agreement has been duly authorized by all necessary actions duly executed and delivery by Seller, and constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except as the enforcement may be limited by (i) the effect of the laws and judicial decisions of the State of North Carolina, (ii) the discretion of any court or governmental or public body, authority, bureau or agency before which any proceeding may be brought or (iii) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally;

        (d) to the best of Seller's Knowledge, no consent, license, approval or authorization of, or filing, registration or declaration with, or exemption or other action by, any governmental or public body, authority, bureau or agency is required in connection with the execution, delivery or performance by Seller of this Agreement or the transactions herein contemplated or the Closing Documents to which it is a party other than those which have been obtained;

        (e) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code;

        (f) Seller has not dealt with any broker in the negotiations of the transactions contemplated by this Agreement and Seller shall not be liable for the fees of any broker that Purchaser has engaged, or otherwise contacted, regarding the transactions contemplated by this Agreement;

        (g) Except for Bankruptcy Case Numbers 01-0697 through 01-0705 filed in the United States Bankruptcy Court for the District of Delaware by The FINOVA Group, FINOVA Capital Corporation, et al., Seller has not otherwise filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar or other relief for debtors, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator for all or any substantial part of its properties;

        (h) to the best of Seller's knowledge, without inquiry, there is no action, suit or proceeding pending or to the best of Seller's knowledge, threatened against or affecting Seller in any court, or by or before any federal, state, municipal or other governmental department, commission, board, bureau or instrumentality which would have any effect on Seller's ability to execute and perform its obligations under this Agreement;

        (i) to the best of Seller's Knowledge, the Lease is in full force and effect and has not been modified or amended, and Seller has no actual Knowledge of any current material default in the performance of the obligations of any party under the Lease;

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        (j) after the date hereof and prior to the Closing, except as required under the Lease, Seller shall not enter into or approve any new leases of the Land and Improvements, or amend, modify or extend the Lease, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), except as required pursuant to the terms and conditions of the Lease; and

        (k) to the best of Seller's Knowledge, Seller has not received any written condemnation notice with respect to the Property.

For purposes of this Section 12, "Knowledge" of Seller shall mean the actual knowledge of Monica McDermott and Jim Batdorf, both of whom are the individuals associated with Seller primarily responsible as asset managers for the Property. Purchaser acknowledges that Seller is a completely passive owner of the Property and as such has limited knowledge with respect thereto.

        13. Conditions to Closing.

        (a) Conditions to Closing (Purchaser). Purchaser's obligations under this Agreement to proceed with Closing are subject to the satisfaction (or waiver to the extent they may be waived as hereinafter provided) of the following conditions on or before the Closing Date:

            (i) Seller shall deliver an estoppel certificate to Purchaser from Lessee in the form pursuant to Section 27 of the Lease.

            (ii) Purchaser shall have obtained the right to assume the Mortgage from the beneficiaries holding the Mortgage in accordance with Section 4.5 of the Mortgage.

            (iii) All of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of Closing and Seller shall have performed and satisfied all agreements, covenants and conditions it is required to perform and satisfy under this Agreement prior to or at Closing.

            (iv) Purchaser or Title Company shall have received fully executed copies of the Closing Documents.

        (b) Conditions to Closing (Seller). Seller's obligations under this Agreement to proceed with Closing are subject to the satisfaction (or waiver to the extent they may be waived as hereinafter provided) of the following conditions on or before the Closing Date:

            (i) Seller shall have obtained an estoppel certificate from Lessee in the form pursuant to Section 27 of the Lease.

            (ii) Purchaser shall have executed the assignment and assumption documents required by the beneficiaries of the Mortgage, including but not limited to, the documents required under Section 4.5 of the Mortgage.

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            (iii) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date of Closing and Purchaser shall have performed and satisfied all agreements, covenants and conditions it is required to perform and satisfy under this Agreement prior to or at Closing.

            (iv)  Purchaser shall have paid the Purchase Price as set forth in
Section 3.

            (v) Seller or Title Company shall have received fully executed copies of the Closing Documents.

     14. Closing. As used herein, "Closing" shall mean the closing of the transactions contemplated herein on the Closing Date (as hereinafter defined). The Closing shall take place on March 31, 2003 (the "Closing Date"), and shall take place in escrow with the Title Company acting as escrow agent pursuant to a separate agreement agreed to by the parties ("Escrow Instructions").

     15. Documents to be Delivered at Closing. At or prior to Closing, the following documents, certificates, opinions and agreements (the "Closing Documents"), in form and substance satisfactory to Seller and Purchaser shall be executed and/or delivered by the respective parties thereto:

     (i)    Special Warranty Deeds for the Fee Interest;

     (ii)   Assignment and Assumption Agreement for the Ground Lease Interest;

     (iii) Assignment and Assumption Agreement attached hereto as Exhibit F, providing for the assignment of Seller's rights and interests under the Operative Documents to Purchaser, and Purchaser's assumption as of the Closing Date from Seller, and providing for the indemnities specified in Section 2 hereinabove;

     (iv) Assignment and Assumption Agreement of the Debt, including, but not limited to the documents required to be executed by Purchaser pursuant to Section 4.5 of the Mortgage;

     (v) Quitclaim Bill of Sale for personal property being conveyed pursuant to this Agreement;

     (vi)   Secretary's certificates and corporate resolutions of Seller;

     (vii)  Secretary's certificates and corporate resolutions of Purchaser;

     (viii) Incumbency certificates of Seller and Purchaser;

     (ix)   Good standing certificates of Seller and Purchaser;

     (x)    Transfer Tax Affidavits/Forms;

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     (xi)   "Nonforeign" Person Certificates from Seller pursuant to Treas. Reg.
            1.1445-2T(b)(2);

     (xii) An estoppel certificate from Lessee in a form pursuant to Section 27 of the Lease;

     (xiii) Any other documents required by Lender, Purchaser and/or the Title Company and reasonably acceptable to Seller, including, but not limited to, title affidavits, to transfer to Purchaser all right, title and interest of Seller in and to the Property and under the Operative Documents; and

     (xiv) Any other documents required to effectuate the transactions contemplated pursuant to this Agreement or reasonably requested by any party.

     16. Transaction Expenses. Purchaser and Seller will each pay their own legal fees and expenses of special or local counsel in connection with all matters. Purchaser will be responsible for the payment of all title and survey fees, recording charges, environmental, engineering and appraisal costs (to the extent Purchaser undertakes to have such services rendered in connection with its review of Seller's interest in the Property). Seller and Purchaser shall each pay fifty percent (50%) of the real property transfer fees or taxes. Purchaser shall pay all fees associated with Gelcor Realty, Inc., as broker. Seller shall pay any escrow fees.

Intentionally deleted

Notices. All notices, offers, acceptances, rejections, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered in person or (ii) when sent by telecopier (with receipt confirmed) or (iii) on receipt after being sent by express mail, or by first class mail, or by delivery service guaranteeing overnight delivery, in each case addressed as follows:

                As to Seller:         c/o FINOVA Capital Corporation
                                      4800 N. Scottsdale Road
                                      Scottsdale, Arizona 85251
                                      Attention:  Monica McDermott
                                                  Senior Portfolio Manager
                                      Telephone:  (480) 636-5878
                                      Facsimile:  (480) 636-6444

                with a copy to:       c/o FINOVA Capital Corporation
                                      4800 N. Scottsdale Road
                                      Scottsdale, Arizona 85251
                                      Attention:  Phil Donnelly
                                                  VP-Assistant General Counsel
                                      Telephone:  (480) 636-6480
                                      Facsimile:  (480) 636-6443
                     with a copy to:       Kelley Drye & Warren LLP
                                           101 Park Avenue
                                           New York, New York 10178
                                           Attention: John A. Garraty, Jr., Esq.
                                           Telephone: (212) 808-7653
                                           Facsimile: (212) 808-7897

                     As to Purchaser:      First States Group, L.P.
                                           1725 The Fairway
                                           Jenkintown, Pennsylvania 19046
                                           Attention: Edward J. Matey, Jr.
                                                      General Counsel
                                           Telephone: (215) 887-2280
                                           Facsimile: (215) 887-9856

                     with a copy to:       Morgan Lewis & Bockius, LLP
                                           1701 Market Street
                                           Philadelphia, Pennsylvania 19103
                                           Attention: Jeffrey P. Foster, Esq.
                                           Telephone: (215) 963-5349
                                           Facsimile: (215) 963-5001

or to such other person or address as either party shall furnish to the other party in writing.

        17. Entire Agreement. This Agreement contains the entire agreement between Seller and Purchaser with respect to the subject matter hereof and supersedes any prior understandings and agreements between Seller and Purchaser with respect to the subject matter hereof. Except as expressly provided in this Agreement, nothing contained herein is intended, nor shall the same be construed to amend, modify or supersede the Operative Documents or the rights or obligations of any party thereunder.

        18. Further Acts. Each party, upon the request of the other, agrees to perform such further acts and to execute and deliver such other documents as are reasonably necessary to carry out the provisions of this Agreement.

        19. Intentionally Omitted.

        20. No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

        21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

        22. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Arizona.

        23. Exhibits. All of the Exhibits annexed hereto are incorporated herein by reference and form part of this Agreement.

        24. Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which may be withheld in Seller's sole discretion except in the event that Purchaser assigns its rights to an entity under direct or indirect control of Purchaser as defined below. In the event Purchaser desires to assign its rights under this Agreement, (i) Purchaser shall send Seller written notice of such request at least ten (10) business days prior to Closing, which such request shall contain the legal name and ownership structure of the proposed assignee, (ii) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in the form attached hereto as Exhibit H, (iii) on the Closing Date, the proposed assignee shall make, in favor of Seller, the representations, warranties and covenants, set forth in Section 11 hereof, (iv) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder, and (v) the proposed assignee shall be an entity under direct or indirect control of Purchaser. For purposes hereof, the term "control" shall mean an entity in which Purchaser owns, either directly or indirectly, 100% of the voting interests of such assignee.

        25. Miscellaneous. In the event that any provision of this Agreement shall be determined to be void or unenforceable, such determination shall not affect the remaining provisions of this Agreement; and this Agreement shall not be construed against the party preparing it but shall be construed as if both parties prepared this Agreement.

        26. Third Parties. This Agreement shall not be deemed to confer in favor of any third parties any rights whatsoever as third-party beneficiaries, the parties hereto intending by the provisions hereof to confer no such benefits or status.

        27. Jury Waiver. SELLER AND PURCHASER WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM FILED BY ANY PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE SALE OF THE PROPERTY OR ANY ACTS OR OMISSIONS OF ANY SUCH PERSON, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH. THIS SECTION 28 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING.

        28. Saturdays, Sundays or Holidays. In the event that any of the dates specified in this Agreement shall fall on a Saturday, Sunday or a holiday, then the date of such action shall be deemed to be extended to the next business day.

        29. Section Headings. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to "Sections" are to Sections of this Agreement, unless otherwise specifically provided.

        30. Cooperation. Seller and Purchaser hereby agree to cooperate with each other in providing all information, documents and other materials within their reasonable control necessary to assist Purchaser in the investigation of the Property as contemplated by this Agreement.

        31. Section 1031 Exchange. Seller agrees to execute any documents reasonably necessary for Purchaser to effectuate the transfer of the subject property by a "qualified intermediary" as defined in Treas. Reg. 1.103(k) - 1(g)(4) in order to be able to effectuate a "like kind exchange" pursuant to Internal Revenue Code Section 1031 and the regulations promulgated thereunder, provided that such actions by Purchaser or Seller have no material adverse impact on Seller and do not conflict with the provisions of Section 26 hereof. Purchaser shall indemnify and hold harmless Seller from and against all actions, claims, suits, proceedings, demands, assessments, judgments, costs, attorneys' fees and expenses arising out of or incident to the actions taken pursuant to this Section 33.

        32. Interim Covenants. From and after the date hereof and up to and including the Closing Date or the termination of this Agreement, Seller shall promptly deliver (to the extent actually received by James Batdorf) to Purchaser copies of written default notices, notices of lawsuits (including, without limitation, condemnation proceedings), and notices of violations affecting the Property or Seller. In addition, Seller shall deliver (to the extent actually received by James Batdorf) to Purchaser copies of written default notices, notices of lawsuits (including, without limitation, condemnation proceedings), and notices of violations that affect the Property or the Seller which are now in the possession of Seller.

               [the remainder of the page is intentionally blank]

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed, under seal, by their respective signatories thereunto duly authorized.

                            SELLER:

                            FINOVA CAPITAL CORPORATION, a Delaware corporation (a successor-in-interest to Greyhound Leasing and Financial Corporation, a Delaware corporation)

                            By: ___________________________________
                                Name:
                                Title:


                            PURCHASER:

                            FIRST STATES GROUP, L.P., a Delaware limited partnership


                            By: First States Group, LLC
                                Its general partner


                            By: ___________________________________
                                Name:
                                Title:  Senior Vice-President

The Title Company hereby executes this Agreement to acknowledge its receipt of the Deposit.


                                 CHICAGO TITLE INSURANCE COMPANY


                                 By: _____________________________
                                     Edwin Ditlow, Vice-President

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                     See Attached Exhibits A-1 through A-10

                                   Exhibit A-1

A tract of land situated in Wake County, North Carolina. Said tract being described as follows:

PARCEL A

     Beginning at an iron pipe corner, said iron pipe being at the South East right-of-way intersection of NC, Hwy. 55 and James St. in the town of Apex, NC. Thence S 86-32-03 E 156.75' with the South right of way line of James St. to an iron pipe, thence continuing with the South right-of-way line of James St. S 89-47-13 B 137.00' to an iron pipe corner; thence leaving said right-of-way and with a line of lot 13 S 00-53-46 E 224.65' to an iron pipe corner in the North line of lot 2; thence with the line of lot 2 89-29-47 W 142.78' to an iron pipe corner on the East right-of-way of NC Hwy. 55; thence with Hwy. 55 right of way the following courses and distances: N 30-39-20W 45.55' N 32-22-52 W 101.34' N 34-32-12 W 135.33' to the point and place of beginning containing 1.12 acres and being lot #1A of Map Book 1985, page 2143, recorded in the Wake County Registry. Also being the greater portion of lot #1 as recorded in Map Book 1984, page 481, Wake County Registry.

                                   Exhibit A-2

PARCEL B

A tract of land situated in Meckelenburg County, North Carolina. Said tract being described as follows:

TRACT I - FEE SIMPLE

     BEGINNING at a point in the westerly margin of the right-of-way of Old Pineville Road in a corner of the land conveyed to H. Maynard Clerk, et al., by deed recorded in Book 4712, Page 354, Mecklenburg County Public Registry, which point is located North 01-56-48 West 119.15 feet from a top iron in the westerly margin of the right-of-way of Old Pineville Road marking the northeasterly corner of the property designated as Lot 3 in Block 2 on the revised map of MAPLEHURST, Section 1, recorded in Map Book 3 at Page 208 in the Office of the Register of Deeds for Mechlenburg County, North Carolina, which lot was conveyed to R. H. Wheatley Co., Inc. by deed recorded in Book 2062, Page 455, in the Office of the Register of Deeds for Mechlenburg County, North Carolina, and running thence with the boundary of the Clark, et al., Land, two (2) to a point; and (2) North 02-02-45 West 195.50 feet to a point in the southerly margin of the right-of-way of Woodlawn Road; thence with the southerly margin of the right-of-way of Woodlawn Road, the following three (3) courses and distances as follows: (1) South 66-58-56 East 12.61 feet to an existing concrete monument;
(2) South 69-57-08 East 148.12 feet to an existing concrete monument; and (3) with the arc of a circular curve to the right having a radius of 25 feet, an arc distance of 29.54 feet to an existing concrete monument located in the westerly margin of the right-of-way of Old Pineville Road; thence with the westerly margin of the right-of-way of Old Pineville Road two (2) courses and distances as follows: (1) South 02-15-03 East 80.89 feet to a top iron; and (2) South 01-56-48 East 30.34 feet to the point or place of BEGINNING and containing .608 acre or 26,482.70 square feet, according to survey of R.B. Pharr & Associates dated November 7, 1975 to which survey reference is hereby made for a more particular description of the property.

TRACT II - EASEMENT RIGHTS

     BEGINNING at a point in the westerly margin of the right-of-way of Old Pineville Road, which point is located North 01-56-48 West 89.15 feet from a top iron marking the northeasterly corner of the property designated as Lot 3 in Block 2 on the revised map of MAPLEHURST, Section 1, recorded in Map Book 3 at page 208 in the Office of the Register of Deeds for Mecklenburg County, which lot was conveyed to R.H. Wheatley Co., Inc. by deed recorded in Book 2062 at Page 455 in the Office of the Register of Deeds for Mechlenburg County, North Carolina and running thence South 87-54-16 West 164.50 feet to a point; thence North 02-02-45 West 25 feet to a point; thence North 07-54-16 East 14 feet to a point; North 02-02-45 West 5 feet to a point in the line of the property conveyed to Branch Banking and Trust Company by deed of Charter Properties, Inc. of even date herewith and running thence with the line of the property conveyed to Branch Banking and Trust Company North 87-54-16 East 48.17 feet to a point; thence South 02-02-45 East 5 feet to a point; thence North 87-54-16 East 43.33 feet to a point; thence North 02-02-45 West 5 feet to the point in the boundary of the property conveyed to Branch Banking and Trust Company by deed of Charter Properties, Inc. of even date herewith and running thence with said boundary line North 87-54-16 East 34 feet to a point; thence South 02-02-45 East 5 feet to a point; thence North 87-54-16 East 25 feet to a point in the westerly margin of the right-of-way of Old Pineville Road and running thence with the westerly margin of the right-of-way of Old Pineville Road, South 01-56-48 East 25 feet to the point and place of BEGINNING and designated as a "Drive Easement" on survey by R.B. Pharr & Associates dated October 23, 1975 and most recently revised on August 19, 1983, to which survey reference is hereby made for a more particular description of the property.

                                   Exhibit A-3

PARCEL C

A tract of land situated in Alamance County, North Carolina. Said tract being described as follows:

     BEGINNING at an iron stake in the east right-of-way line of South Main Street (NC Highway No. 87), and being 1.5 feet from the edge of a 4 foot wide concrete sidewalk, and located N 05(degrees) 19' E 286.60 ft. from the north right-of-way line of McAden Street, thence with the east right-of-way line of South Main Street (NC Highway No. 87) N 05(degrees) 19' E 230.45 feet to an iron stake and corner with Wachovia Bank & Trust Company, N.A.; thence with the line of Wachovia Bank & Trust Company, NA. S 84(degrees) 02' E 202.13 feet to an iron stake; thence continuing with the line of Wachovia Bank & Trust Company, N.A. N 04(degrees) 49' E 47.80 feet to an iron stake in the line of said Wachovia Bank & Trust Company, N.A. and in the line of J. Elbert Adams; thence with the line of J. Elbert Adams S 83(degrees) 42' E 229.59 feet to an iron stake corner with said Adams and in the right-of-way line of South Marshall Street; thence with west right-of-way line of South Marshall Street S 05(degrees) 12' W 200.75 feet to an iron stake; thence S 05(degrees) 12' -40" W 128.12 feet to an iron stake in the west right-of-way line of South Marshall Street and corner with Graham Savings and Loan Association; thence with the line of Graham Savings and Loan Association the following courses and distances; N 84(degrees) 01' -30" W 211.48 feet to an iron stake; thence N 06(degrees) 13' E 52.20 feet to an iron stake; thence N 84(degrees) W 221.17 feet to the POINT OF BEGINNING and containing
2.781 acres.

                                   Exhibit A-4

A tract of land situated in Carteret County, North Carolina. Said tract being described as follows:

PARCEL D

     BEGINNING at a point in the northern right-of-way of U.S. Highway 70, at the point of intersection with the centerline of Swinson Road, a ten foot road formerly leading northward from U. S. Highway 70, said point also being the southwest corner of the Perry and Carey tract described in Book 132, Page 324, Carteret County Registry, and from this point of beginning running north 64 degrees 44 minutes west 280 feet to a point; then running north 65 degrees 16 minutes east 180 feet to a point; then running south 24 degrees 44 minutes east 15 feet to a point; then running north 67 degrees 24 minutes 24 seconds east
87.16 feet to a point; then running south 64 degrees 39 minutes east 65 feet to a point; then running along the eastern boundary of the Perry-Carey property above referenced south 16 degrees 37 minutes west 195 feet to the point and place of beginning, containing 0.79 acres.

                                   Exhibit A-5

A tract of land situated in Craven County, North Carolina. Said tract being described as follows:

PARCEL A

     BEGINNING at a point in the southerly right-of-way line of Tryon Palace Drive, which said point is the point of intersection of said right-of-way line with the easterly right-of-way line of Middle Street; thence from said point of beginning south 82 degrees 7 minutes 20 seconds east along and with the southerly right-of-way line of Tryon Palace Drive 266.60 feet; thence south 7 degrees 41 minutes 40 seconds west 300 feet, thence north 82 degrees 7 minutes 20 seconds west 266.51 feet to the easterly right-of-way line of Middle Street; thence north 7 degrees 40 minutes 40 seconds east 300 feet along and with the said right-of-way line of Middle Street to the point of beginning, containing
1.84 acres.

                                   Exhibit A-6

A tract of land situated in Moore County, North Carolina. Said tract being described as follows:

PARCEL F

     Beginning at a concrete monument at the intersection of the southwest line of the 80 foot wide Illinois Avenue with the northwest line of West Broad Street, 80 foot wide, said beginning corner located N 36(degrees) 45' W 100 feet from the center of the Seaboard Coast Line Railroad Right-of-Way, running thence from the beginning monument with the southwest line of Broad Street and the railroad right-of-way S 53(degrees) 15 W 121.38 feet to a concrete monument; thence N 36(degrees) 45' W 146.00 feet to an iron stake; thence N 53(degrees) 15' E 121.38 feet to a concrete monument in the southwest line of Illinois Avenue; thence with the line of Illinois Avenue, S 36(degrees) 45' E 146.00 feet to the beginning, containing 0.406 acres more or less and being all of lots 7 and 8 and portions of lots 6 and 9 of Block P & 4 as shown on a Map of Southern Pines, Moore County, North Carolina, that is recorded in Map Book 1, Section 2, Page 70 in the Office of Register of Deeds for Moore County, NC.

                                   Exhibit A-7

A tract of land situated in Washington County, North Carolina. Said tract being described as follows:

PARCEL G

     BEGINNING at an iron located at the intersection of the southeast right-of-way of Main Street (50 feet right-of-way) as it intersects with the southwest right-of-way of Washington Street (75 feet right-of-way); thence from said point of beginning with and along the southwest right-of-way of Washington Street S 21(degrees) 30' E 161 feet to an iron in the southeast right-of-way of Main Street; thence with and along the southeast right-of-way of Main Street N 68(degrees) 30' E 203.38 feet to the point of beginning and containing .75 acres.

                                   Exhibit A-8

A tract of land situated in Wake County, North Carolina. Said tract being described as follows:

PARCEL H

     BEGINNING at an iron pipe in the eastern right-of-way line of U.S. Highway 70 and in the southern right-of-way line of an entrance road to Cherry Plaza, which place of beginning is located south 14 degrees 44 minutes east 541 feet from the intersection of the southern right-of-way line of Webb Boulevard and the eastern right-of-way line of U.S. Highway 70; thence from this place of beginning, north 75 degrees 16 minutes east 161.71 feet to a railroad spike; thence south 19 degrees 2 minutes east 150.42 feet to an iron pipe; thence south 75 degrees 16 minutes west 172.99 feet to an iron pipe in the eastern right-of-way line of U.S. Highway 70; thence with the eastern right-of-way line of U.S. Highway 70 north 14 degrees 44 minutes west 150 feet to an iron pipe, the place of beginning, containing 0.58 acres;

                                   Exhibit A-9

Located in Wilson County, North Carolina, and more particularly described as follows:

PARCEL J

     BEING all of Lot 3, Block D, on that certain map entitled "Section Two, Regency Park" which is recorded in Plat Book 15, Page 237, Wilson County Registry, reference is hereby made to the same for a more perfect description.

                                  Exhibit A-10

A tract of land situated in Wilson County, North Carolina. Said tract being described as follows:

PARCEL I

     BEGINNING at the intersection of the westerly right-of-way of Nash Street with the northerly right-of-way of Pine Street, thence from said point of beginning with and along the northerly right-of-way of Pine Street S
54(degrees) 30' 00" W 351.75 to a point, the southeast corner of the Perry property, cornering thence along the Perry property lines N 35(degrees) 20' 14' W 111.65' and S 60(degrees) 17' 49" W 34.12' cornering, thence leaving the said Perry property N 26(degrees) 45' 29" W 5.00' to a point in the center of a 10.00' driveway easement, as shown by a plat recorded in plat book 5, page 38 in the Wilson County Registry, cornering; thence along the center of said 10.00" driveway S 63(degrees) 04' 45" W 149.62' to a point in the easterly right-of-way of Broad Street, cornering; thence along the easterly right-of-way of Broad Street N 43(degrees) 18' 42" W 62.56', cornering; thence S 63(degrees) 18' 50" W 187.01' to a point, cornering; S 61 11 00 W 80.00' cornering; thence S 30 20 00 E to a point S 51(degrees) 14' 39" W 183.92" to a point, cornering; thence S 54(degrees) 21' 27" W 91.38' to a point in the westerly right-of-way of Nash Street, cornering; thence with and along the westerly right-of-way of Nash Street S 35(degrees) 27' 50" E 20.98' and S 35(degrees) 39' 37" E 170.95' to the point of beginning, containing 1.76 acres (76,663.77 square feet), begin Tract A, as shown upon a plat prepared by P. T. Green & Assoc. P.A., dated December 16, 1985.

Excepting therefrom the following described property:

     IT BEGINS at the intersection of the Northerly property line of South Pine Street with the Westerly property line of Nash Street and runs thence South 54 dag. 30 minutes West along the Northerly line of Pine Street 216.85 feet; thence North 30 dag. 20 minutes West 100 feet; thence South 54 dag. 30 minutes West 75 feet; thence North 30 dag. 20 minutes West 82 feet; thence North 56 dag. 39 minutes East 275.25 feet, to the Westerly line of Nash Street; thence South 35 dag. 37 minutes East along the Westerly line of West Nash Street 171 feet to the point of Beginning, including all of the right, title and interest of the Landlord in the lands embraced in a certain public alleyway, a description of which will be found in those certain grants of easements from Mary C. Hussey, unmarried, to the City of Wilson dated April 15, 1958, recorded in Book 707, Page 6, Wilson County Registry, and from Romaine C. Woodard and husband, David
W. Woodard, to the City of Wilson dated April 15, 1958 and recorded in Book 707, Page 8, Wilson County Registry, subject, however, to a certain Deed of Easement from Romaine C. Woodard and husband to the City of Wilson dated January 22, 1959, relating to the maintenance of the sidewalk, recorded in Book 707, Page 10, Wilson County Registry, and being the same property conveyed to Milwood, Inc., by deeds dated December 21, 1976, which are recorded in Book 1131, Page 655, and recorded in Book 1131, Page 659, Wilson County Registry, respectively.

PARCEL II

     IT BEGINS at the intersection of the Northerly property line of South Pine Street with the Westerly property line of Nash Street and runs thence South 54 dag. 30 minutes West along the Northerly line of Pine Street 216.85 feet; thence North 30 dag. 20 minutes West 100 feet; thence South 54 dag. 30 minutes West 75 feet; thence North 30 dag. 20 minutes West 82 feet; thence North 56 dag. 39 minutes East 275.25 feet, to the Westerly line of Nash Street; thence South 35 dag. 37 minutes East along the Westerly line of West Nash Street; thence South 35 dag. 37 minutes East along the Westerly line of West Nash Street 171 feet to the point of Beginning, including all of the right, title and interest of the Landlord in the lands embraced in a certain public alleyway, a description of which will be found in those certain grants of easements from Mary C. Hussey, unmarried, to the City of Wilson dated April 15, 1958, recorded in Book 707, Page 6, Wilson County Registry, and from Romaine C. Woodard and husband, David
W. Woodard, to the City of Wilson dated April 15, 1958 and recorded in Book 707, Page 8, Wilson County Registry, subject, however, to a certain Deed of Easement from Romaine C. Woodard and husband to the City of Wilson dated January 22, 1959, relating to the maintenance of the sidewalk, recorded in Book 707, Page 10, Wilson County Registry, and being the same property conveyed to Wilwood, Inc., by deeds dated December 21, 1976, which are recorded in Book 1131, Page 655, and recorded in Book 1131, Page 659, Wilson County Registry, respectively.

                                   EXHIBIT B-1

                         Equipment and Fixtures Included

Vault doors

Drive-in windows

Night depository units

Alarm systems

Camera security systems

                                   EXHIBIT B-2

                         Equipment and Fixtures Excluded

Equipment leased by Branch Bank from third parties

Data processing equipment

Item processing equipment and Bank operations related equipment other that that equipment described in Exhibit B-1

Automatic teller machine

Printing presses

Copiers and collators

Safe deposit boxes

Exterior signage

Telephone switching equipment

Word processing equipment

Card access equipment in Operations Center portion of Operations/Purchasing Property

Central alarm monitoring equipment at Operations Center portion of Operations/Purchasing Property

Miscellaneous safes and lockers

                                    EXHIBIT C

                                      Lease

     That certain Lease dated December 12, 1985, between Branch Banking and Trust Company, a North Carolina state chartered bank, as lessee, and Greyhound Leasing and Financial Corporation, a Delaware corporation, as lessor, a memorandum of which Lease is recorded in the several counties in North Carolina where the Property is located.

                                    EXHIBIT D

                                 Debt Documents

..    Indenture of Mortgage and Deed of Trust, dated December 12, 1985, as amended, by and between Greyhound Leasing and Financial Corporation, a Delaware corporation (as Mortgagor) and The First National Bank of Boston, a national banking association (as Trustee), and Robert J. Dunn (as Individual Trustee).

..    Assignment of Lease and Agreement, dated December 12, 1985, by and between
     Greyhound Leasing and Financial Corporation, a Delaware corporation (as Assignor) and The First National Bank of Boston, a national banking association (as Trustee), and Robert J. Dunn (as Individual Trustee).

..    Note Purchase Agreement, dated December 12, 1985, by and between Greyhound
     Leasing and Financial Corporation, a Delaware corporation ("Borrower") and National Home Life Assurance Company ("National"); Peoples Security Life Insurance Company ("Peoples") ; Pilot Life Insurance Company ("Pilot"); Jefferson-Pilot Pension Life Insurance Company ("Jefferson-Pilot"); Jefferson Standard Life Insurance Company ("Jefferson") (National, Peoples, Pilot, Jefferson-Pilot and Jefferson are collectively referred to as "Lender").

..    $4,135,346.44 Note, dated December 30, 1985, to Jefferson Standard Life
     Insurance Company

..    $1,614,714.72 Note, dated December 30, 1985, to Jefferson-Pilot Pension
     Life Insurance Company

..    $2,067,673.21 Note, dated December 30, 1985, to Pilot Life Insurance
     Company

..    $5,732,744.63 Note, dated December 30, 1985, to National Home Life
     Assurance Company

..    $2,084,989.75 Note, dated December 30, 1985, to Peoples Security Life
     Insurance Company

..    UCC-1 Financing Statements, by and between Greyhound Leasing and Financial
     Corporation, a Delaware corporation (as Borrower) and The First National Bank of Boston, a national banking association (as Trustee), and Robert J. Dunn (as Individual Trustee).

                                    EXHIBIT E

                              Permitted Exceptions

1.   The lien of all ad valorem real estate taxes and assessments;

2.   Rights of the public in and to public streets and alleys;

3. Local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

4.   The Lease as evidenced by the Memorandum of Lease;

5.   The Easement and Servicing Agreement;

6.   Utilities easements of record, if any;

7.   The lien of the Debt Documents; and

8.   Title matters approved by Purchaser in accordance with the provisions of
     Section 7(a)(ii) of the Agreement

                                    EXHIBIT F

                       Assignment and Assumption Agreement

                                    EXHIBIT G

                                Letter to Lessee

Branch Banking and Trust Company

Charlotte, NC 28288-0013
Attention:  General Counsel

Re:  Lease Agreement dated ___________ ("Lease")

Dear Tenant:

        The undersigned has entered into a Purchase and Sale Agreement with First States Group, L.P. ("American Financial") to purchase the portfolio of properties contained in the Lease. In connection with such agreement, we are requesting that you provide the following documentation with regard to each property subject to the Lease:

   1. Copies of all Environmental Reports;
   2. Copies of all notices of violations;
   3. Copies of any notices of condemnation;
   4. Copies of all of the subleases for each property;
   5. Listing of properties no longer occupied by Tenant;
   6. Alterations and Improvements to the properties in excess of $400,000; and
   7. Copies of Tenants most recent year end financial statements.

        Please forward copies of these documents to the attention of ___________ at the address indicated above. If you have any questions, please contact Joe directly at ___________.

                                    EXHIBIT H

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is effective as of ___________, 2003, among FIRST STATES GROUP, L.P., a Delaware limited partnership, with an address at 1725 The Fairway, Jenkintown, Pennsylvania 19046 ("Assignor"), and the ____________________________________, with an address at
1725 The Fairway, Jenkintown, Pennsylvania 19046 ("Assignee").

                                   BACKGROUND

      A. Finova Capital Corporation and Assignor are parties to that certain Purchase and Sale Agreement dated January __, 2003 ("Purchase Agreement"), pursuant to which Assignor agreed, upon the terms and conditions set forth therein, to purchase certain real properties subject to a lease and existing financing as more specifically set forth in the Purchase Agreement.

      B. Subject to the terms and conditions hereinafter set forth, Assignor desires to assign and set over unto Assignee all of Assignor's interest under the Agreements in one or more of the Property, and Assignee desires to accept and assume from Assignor, all of Assignor's right, title, interest and obligation in, to and under the Agreements as to the Fee Properties assigned to it.

      NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

      1. All capitalized terms used, but not defined, herein shall have the meanings set forth in the Agreement.

      2. Assignor, as "Purchaser" under the Agreements, hereby assigns and transfers to Assignee all of Assignor's right, title and interest in, to and under the Agreements with respect to the Property.

      3. Assignee hereby accepts the foregoing designation and assignment, and assumes and agrees to perform all of Assignor's duties, obligations and liabilities as "Purchaser" under the Agreements with respect to the Property assigned to it.

      4. This Assignment and Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

      5. The parties hereto hereby ratify and confirm all of the terms and conditions of the Agreements as modified hereby.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Assignment as of the date first written above.

                                       ASSIGNOR:
                                       FIRST STATES GROUP, L.P.

                                       By: First States Investors, LLC
                                           Its general partner

                                       By: _________________________________
                                           Sonya A. Huffman, Senior Vice
                                           President

                                       ASSIGNEE:

                                TABLE OF CONTENTS

                                                                        Page
PRELIMINARY STATEMENT ................................................    1
1.   PURCHASE AND SALE OF THE PROPERTY ...............................    2
2.   ASSIGNMENT AND ASSUMPTION AGREEMENT .............................    2
3.   PURCHASE PRICE ..................................................    2
4.   THE DEPOSIT .....................................................    2
5.   "AS-IS" .........................................................    3
6.   ENVIRONMENTAL ...................................................    3
7.   APPROVALS AND CONDITIONS; INDEMNITY .............................    3
8.   PRORATIONS. .....................................................    6
9.   REMEDIES ON DEFAULT .............................................    6
10.  INSURANCE; CASUALTY OR CONDEMNATION .............................    6
11.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER ..........    6
12.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER .............    7
13.  CONDITIONS TO CLOSING ...........................................    9
14.  CLOSING .........................................................   10
15.  DOCUMENTS TO BE DELIVERED AT CLOSING ............................   10
16.  TRANSACTION EXPENSES ............................................   11
18.  NOTICES .........................................................   11
19.  ENTIRE AGREEMENT ................................................   12
20.  FURTHER ACTS ....................................................   12
22.  NO WAIVER .......................................................   12
23.  COUNTERPARTS ....................................................   12
24.  GOVERNING LAW ...................................................   13
25.  EXHIBITS ........................................................   13
26.  ASSIGNMENT ......................................................   13
27.  MISCELLANEOUS ...................................................   13
28.  THIRD PARTIES ...................................................   13
29.  JURY WAIVER .....................................................   13
30.  SATURDAYS, SUNDAYS OR HOLIDAYS ..................................   13
31.  SECTION HEADINGS ................................................   13
32.  COOPERATION .....................................................   14
34.  INTERIM COVENANTS ...............................................   14

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